Exhibit 3.2

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E13806962021-2
FVAguilar	Filing Number 20233371157
Secretary of State State Of Nevada	Filed On 7/25/2023 12:05:00 PM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Cardiff Lexington Corporation Entity or Nevada Business Identification Number (NVID): NV20212069394
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/27/2023 Time: 12:01 AM EDT (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series A Preferred Stock with the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] CEO Signature of Officer Date: 07/25/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

Business Number E13806962021 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233371157 Filed On 7/25/2023 12:05:00 PM Number of Pages 6

1

EXHIBIT A

CARDIFF LEXINGTON CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Cardiff Lexington Corporation, a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board") has adopted the following resolution creating the following series of the Corporation's preferred stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and the authority vested in the Board, a series of preferred stock is hereby created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Amended and Restated Articles of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

"Common Stock" means the Corporation's Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Liquidation" means any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Requisite Holders" means the holders of a majority of outstanding Series A Preferred Stock.

"Series B Preferred Stock" means the Corporation's Series B Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series C Preferred Stock" means the Corporation's Series C Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

2

"Series E Preferred Stock" means the Corporation's Series E Preferred Stock, par value $0,001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series F-1 Preferred Stock" means the Corporation's Series F-1 Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series I Preferred Stock" means the Corporation's Series I Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series J Preferred Stock" means the Corporation's Series J Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series L Preferred Stock" means the Corporation's Series L Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series N Preferred Stock" means the Corporation's Series N Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series R Preferred Stock" means the Corporation's Series R Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series X Preferred Stock" means the Corporation's Series X Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

Section 2. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the "Series A Preferred Stock," par value $0.001 per share (the "Series A Preferred Stock"). The number of shares constituting such series shall be two (2). The stated value of each share of Series A Preferred Stock is $250 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series A Preferred Stock, the "Stated Value"),

Section 3. Ranking. The Series A Preferred Stock shall, with respect to the distribution of assets upon Liquidation of the Corporation, be deemed to rank (a) senior to all Common Stock and to each other class or series of capital stock of the Company that is established after the date of this Certificate of Designation that is not expressly made senior to or on parity with the Series A Preferred Stock as to the distribution of assets upon Liquidation of the Corporation (the "Junior Securities"); (b) on parity with each class or series of capital stock of the Corporation that is established after the date of this Certificate of Designation and that is not expressly subordinated or made senior to the Series A Preferred Stock as to the distribution of assets upon Liquidation of the Corporation, whether or not the liquidation prices per share thereof differ from those of the Series A Preferred Stock (the "Parity Securities"); and (c) junior to all Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F-1 Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series N Preferred Stock, Series R Preferred Stock, Series X Preferred Stock and to each other class or series of capital stock of the Corporation that is established after the date of this Certificate of Designation that is expressly made senior to the Series A Preferred Stock as to the distribution of assets upon Liquidation of the Corporation, as well as to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation (the "Senior Securities").

Section 4. Dividends. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of Common Stock or any other class of stock of the Corporation and shall have no economic interest in the Corporation, other than the rights as set forth herein.

3

Section 5. Liquidation. In the event of any Liquidation, the holders of the Series A Preferred Stock shall be entitled to receive out of the proceeds or assets of the Corporation available for distribution to its stockholders (i) after payment, and subordinate to, the full payment then owed to the holders of the Senior Securities; (ii) prior and in preference to any payment to the holders of the Junior Securities by reason of their ownership thereof, and (iii)pari passe with the holders of the Parity Securities on a pro rated basis, an amount per share equal to the Stated Value. If upon any such Liquidation the proceeds or assets of the Corporation available for distribution to stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount to which they shall be entitled under this Section 5, the holders of the Series A Preferred Stock shall share ratably in any distribution in proportion of the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Written notice of any such Liquidation shall be given to each holder of the Series A Preferred Stock not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein.

Section 6. Voting Rights. Each share of Series A Preferred Stock shall have a number of votes at any time equal to (i) twenty-five percent (25%) of the number of votes then held or entitled to be made by all other equity securities of the Corporation, including, without limitation, the Common Stock, plus (ii) one (1). The Series A Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any other class of voting securities, for a vote, and shall vote together with the Common Stock, or any class of voting securities, as applicable, on such matter; provided that the Series A Preferred Stock shall not have the right to vote on any matter as to which solely another class of preferred stock of the Corporation is entitled to vote.

Section 7. Protective Provisions. In addition to any other rights and restrictions provided under applicable law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Requisite Holders, with each share of Series A Preferred Stock having one vote on such matter, amend or repeal this Certificate of Designation or the Corporation's Amended and Restated Articles of Incorporation if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock, as reasonably determined by the Requisite Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 8. Transfer. Upon the transfer of any share of Series A Preferred Stock, except for a transfer by a holder to an Affiliate of the holder, whether such transfer is voluntary or involuntary, such share of Series A Preferred Stock shall automatically, and without any action being required by the Corporation or the holder, be converted into one (1) share of Common Stock. Except for the foregoing, the Series A Preferred Stock shall not be convertible into shares of any other class of stock of the Corporation.

Section 9. Miscellaneous.

(a)             Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series A Preferred Stock hereunder shall be in writing and delivered by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 3200 Bel Air Drive, Las Vegas, NV 89109, attention Chief Financial Officer, e-mail address investorrelations@cardifflexington.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder of Series A Preferred Stock at the facsimile number, e-mail address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

4

(b)             Lost or Mutilated Stock Certificate. If a holder's stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c)             Status of Converted or Redeemed Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

(d)             Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.

(e)             Waiver. Any waiver by the Corporation or a holder of Series A Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a holder must be in writing.

(f)             Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(g)             Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

5